Exhibit 99.1

EMPIRE RESORTS AND EPR PROPERTIES

SIGN NEW OPTION AGREEMENT

New Agreement Provides for Rapid Development Potential

MONTICELLO, NY. September 3, 2013 — Empire Resorts, Inc. (NASDAQ-GM: NYNYD) (“Empire”) and EPR Properties (NYSE:EPR) (“EPR”) today announced that their respective subsidiaries, Monticello Raceway Management, Inc. (“MRMI”) and EPT Concord II, LLC (“EPT”) have agreed to amend an option agreement between MRMI and EPT (the “Option Agreement”) in which EPT granted MRMI the right to lease certain property held by EPT at the site of the former Concord Resort in Sullivan County, New York, on which the parties have planned to develop a regional destination casino resort, hotel and harness racetrack.

Emanuel Pearlman, Chairman of the Board of Empire Resorts stated, “We are pleased to enter into this Option Agreement with EPR further enhancing the relationship between our Companies. Importantly, the Option Agreement provides the flexibility required to accommodate any outcome of the November 2013 New York State Constitution Amendment referendum. Consequently, we are well-positioned to provide upstate New York with desperately needed economic development and jobs.”

David Brain, President and CEO of EPR Properties stated, “This new Option Agreement allows us to be responsive to the outcomes of the New York State Constitution Amendment referendum, and enables maximum utilization of our existing land investment in Sullivan County.”

Based on the amendment, MRMI’s option to lease the property is extended to various dates in the future based upon whether or not the amendment to the New York State Constitution authorizing up to seven non-tribal casinos is approved by voters at the November 2013 referendum. MRMI may extend the term of the Option Agreement on a monthly basis, by paying monthly fees that escalate annually, until a future date based upon certain trigger events.

The Option Agreement marks another milestone for the project, including adoption of a comprehensive final site development plan for Phase 1 of the project by the Town of Thompson on July 10, 2013. Empire has also signed a Project Labor Agreement with the Hudson Valley Building & Construction Trades Council, as well as an executed Labor Peace Agreement with the New York Hotel and Motel Trades Council.

Phase 1 of the Concord Resort project includes a casino resort with a hotel, harness horse racetrack, grandstand/showroom, simulcast facility, banquet event center, restaurants, parking facilities, and infrastructure components that are critical to support the overall success of the Project. It is also anticipated that site plan approvals for both the Golf Phase and select components of the Entertainment Village Phase will be obtained in the coming months. The combined economic impact of these phases will create over 1,000 new full-time equivalent jobs at the site. The direct effect on the local economy from this initial phase is estimated at approximately $290 million annually. For Sullivan County the total annual economic activity expected to result from the initial phase of operations alone is estimated at $395 million.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.2 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

About Empire Resorts

Empire Resorts owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year, as amended, as well as the company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

Contact:

Brian Moriarty

EPR Properties

888-EPR-REIT

brianm@eprkc.com

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com